Filed pursuant to Rule 424(b)(3)
Registration No. 333- 210387

PROSPECTUS SUPPLEMENT NO. 6

4,156,757 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated April 7, 2016, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-210387) relating to up to 4,156,757 shares of our common stock. This prospectus supplement includes our current report on Form 8-K filed September 23, 2016. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2016

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07      Submission of Matters to a Vote of Security Holders.

On September 23, 2016, the Company held its 2016 Annual Meeting of Stockholders at its offices in Norcross, Georgia. As of the record date, August 24, 2016, there were 192,709,139 shares of Common Stock outstanding. Represented at the meeting in person or by proxy were 151,393,959 votes representing 79 percent of the total shares of Common Stock entitled to vote at the meeting. The following proposals were voted upon:

1.                   To elect three directors;

The following three nominees were elected as directors to serve until the 2017 Annual Meeting of Stockholders by votes as follows:

Gene S. Cartwright,

Vote Type	Voted	Voted (%)
For	47,419,831	89.93
Against	3,711,040	7.04
Abstain	1,595,601	3.03

Michael C. James,

Vote Type	Voted	Voted (%)
For	45,958,761	87.17
Against	4,756,264	9.02
Abstain	2,011,447	3.81

John E. Imhoff,

Vote Type	Voted	Voted (%)
For	48,957,673	92.85
Against	3,125,332	5.93
Abstain	643,467	1.22

There were 98,667,487 broker non-votes on this proposal.

2.                   To approve an amendment to the Company’s certificate of incorporation to effect a 1-for-800 reverse stock split of all issued and outstanding shares of the Company’s common stock to be effected as soon as practicable following such approval;

The proposal to approve the amendment to the Company’s certificate of incorporation to effect a 1-for-800 reverse split was approved, and the votes were as follows:

Vote Type	Voted	Voted (%)
For	100,390,523	66.31
Against	49,410,780	32.64
Abstain	1,592,656	1.05

There were no broker non-votes on this proposal.

3.                   To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

The proposal to approve on a non-binding, advisory basis, the compensation of the Company’s named executive officers was approved, and the votes were as follows:

Vote Type	Voted	Voted (%)
For	42,599,605	80.79
Against	8,366,570	15.87
Abstain	1,760,297	3.34

There were no broker non-votes on this proposal.

4.                   To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year; and

The proposal to ratify the appointment of UHY LLP was approved, and the votes were as follows:

Vote Type	Voted	Voted (%)
For	137,784,112	91.01
Against	9,642,982	6.37
Abstain	3,966,865	2.62

There were no broker non-votes on this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright, Ph.D.
Title: President and Chief Executive Officer
Date: September 23, 2016